                                                                     EXHIBIT 2


                           NORSKE SKOG CANADA LIMITED

------------------------------------------------------------------------------------------------------------------------
                                                             THREE MONTHS ENDED                   YEAR ENDED
FINANCIAL HIGHLIGHTS                                             DECEMBER 31                      DECEMBER 31
unaudited (in millions of dollars, except where        -------------------------------- --------------------------------
otherwise stated)                                             2002            2001             2002            2001
----------------------------------------------------------------------- --------------- --------------------------------

SALES AND EARNINGS
Net sales                                              $       405.6    $      412.8    $     1,482.3   $     1,388.7
Operating earnings (loss)                                      (36.3)           11.3           (121.9)           79.7
Net earnings (loss)                                            (37.3)          (12.0)          (123.3)           44.5
EBITDA (1)                                                      10.3            54.1             56.6           210.9
EBITDA margin (%) (2)                                            2.5            13.1              3.8            15.2

OTHER FINANCIAL INFORMATION
Working capital (3)                                    $       240.4    $      286.5    $       240.4   $       286.5
Capital expenditures                                            41.7            30.6             82.2            92.7
Total assets                                                 2,893.5         3,149.8          2,893.5         3,149.8
Total debt (4)                                                 886.2         1,174.6            886.2         1,174.6
Shareholders' equity                                         1,124.7         1,036.5          1,124.7         1,036.5
Current assets to current liabilities (3)                     1.83:1          2.00:1           1.83:1          2.00:1
Total debt to total capitalization (4), (5)                   0.44:1          0.53:1           0.44:1          0.53:1
Common shares outstanding at end of period (in
   millions)                                                   205.9           174.8            205.9           174.8
Weighted average common shares outstanding (in
   millions)                                                   205.9           174.8            193.4           141.1

PER COMMON SHARE PERFORMANCE (IN DOLLARS)
Basic and diluted earnings (loss)                      $       (0.18)   $      (0.07)   $       (0.64)  $        0.32
EBITDA                                                          0.05            0.31             0.29            1.49
Book value (6)                                                  5.46            5.93             5.46            5.93
Cash flow (7)                                                   0.27            0.29            (0.01)           1.89
Price (8)    -   High                                           5.67            6.88             7.60           19.75
             -   Low                                            4.70            5.39             4.70            5.39

FOREIGN EXCHANGE RATES
Effective period foreign exchange rate - C$/US$ (9)            1.558           1.547            1.545           1.535
Average period spot foreign exchange rate - C$/US$ (10)        1.570           1.580            1.570           1.548
Period end spot foreign exchange rate - C$/US$                 1.580           1.593            1.580           1.593

SALES (IN THOUSANDS OF TONNES)
Specialties                                                    247.8           222.1            848.1           471.5
Newsprint                                                      198.8           166.8            749.5           603.9
Pulp and containerboard                                        117.6           128.7            492.9           669.4

AVERAGE SALES REVENUE PER TONNE (IN DOLLARS)
Specialties                                            $         872    $      1,007    $         887   $       1,022
Newsprint                                                        606             703              588             810
Pulp and containerboard                                          587             559              587             624

AVERAGE COST OF SALES PER TONNE (IN DOLLARS) (11)
Specialties                                            $         782    $        771    $         758   $         761
Newsprint                                                        591             606              590             624
Pulp and containerboard                                          559             546              559             565

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and before other non-operating income and expenses. As there is no generally accepted method of calculating EBITDA, the measures as calculated by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA is presented because we believe it is a useful indicator of a company's ability to meet debt service and capital expenditure requirements. The Company interprets EBITDA trends as an indicator of relative operating performance. EBITDA should not be considered by an investor as an alternative to net income, as an indicator of Norske Skog Canada Limited's financial performance or as an alternative to cash flows as a measure of liquidity.

     Throughout this report EBITDA is calculated in the following manner:

     Operating earnings (loss)                          $      (36.3)    $        11.3     $     (121.9)  $       79.7
     Add:  Depreciation and amortization                        46.6              42.8            178.5          131.2
                                                        --------------   --------------    ------------   -------------
     EBITDA                                             $       10.3     $        54.1     $       56.6   $      210.9
                                                        ==============   ==============    ============   =============

(2)  EBITDA margin (%) is defined as EBITDA as a percentage of sales.

(3) Working capital and current assets to current liabilities, for these purposes, exclude cash and short-term investments and current portion of long-term debt.

(4)  Total debt is comprised of long-term debt including current portion.

(5)  Total capitalization is comprised of total debt and shareholders' equity.

(6) Book value is calculated based on common shares outstanding at the end of the period.

(7)  Operating cash flow is stated after changes in non-cash working capital.

(8) A special distribution of $12.00 per common share was paid to shareholders on August 28, 2001.

(9) Effective period foreign exchange rate represents a blended rate which takes account of the applicable spot rates and the Company's revenue hedging program in the period.

(10) Average period spot foreign exchange rate is the average Bank of Canada noon spot rate over the reporting period.

(11) Average cost of sales per tonne, for these purposes, excludes selling, general and administrative costs and depreciation and amortization.

                           NORSKE SKOG CANADA LIMITED

-----------------------------------------------------------------------------------------------------------------------------------
                                                                           2001,                                           2002,
                                                                           YEAR                                            YEAR
QUARTERLY SEGMENTED INFORMATION           2001, THREE MONTHS ENDED         ENDED         2002, THREE MONTHS ENDED          ENDED
unaudited                             ----------------------------------- -------- ------------------------------------------------
(in millions of dollars, except where
otherwise stated)                      MAR 31    JUN 30  SEPT 30  DEC 31   DEC 31    MAR 31    JUN 30   SEPT 30   DEC 31    DEC 31
------------------------------------------------------------------------- -------- ------------------------------------------------

SPECIALTIES
Net sales                              $  61.6  $  77.3  $ 119.4 $ 223.6  $  481.9  $  170.4  $  170.9  $ 195.1  $ 216.1  $  752.5
EBITDA                                 $  14.0  $  17.1  $  26.8 $  45.3  $  103.2  $   26.3  $   14.3  $  25.2  $  13.9  $   79.7
EBITDA margin (%)                         22.7     22.1     22.4    20.3      21.4      15.4       8.4     12.9      6.4      10.6

SALES (IN THOUSANDS OF TONNES)            59.1     75.7    114.6   222.1     471.5     181.5     195.7    223.1    247.8     848.1

PRODUCTION (IN THOUSANDS OF TONNES)       67.6     82.6    104.7   216.0     470.9     188.3     197.2    241.7    238.0     865.2


Average sales revenue per tonne
(in dollars)                           $ 1,042  $ 1,021  $ 1,042 $ 1,007  $  1,022  $    939  $    873  $   874  $   872  $    887
Average cost of sales per tonne
(in dollars) (1)                       $   741  $   741  $   766 $   771  $    761  $    754  $    763  $   729  $   782  $    758


NEWSPRINT
Net sales                              $ 147.4  $ 107.0  $ 117.5 $ 117.3  $  489.2  $   91.0  $  112.0  $ 117.1  $ 120.5  $  440.6
EBITDA                                 $  38.7  $  20.6  $  15.0 $  11.4  $   85.7  $  (12.3) $   (8.2) $   0.9  $  (3.0) $  (22.6)
EBITDA margin (%)                         26.3     19.3     12.8     9.7      17.5     (13.5)     (7.3)     0.8     (2.5)     (5.1)

SALES (IN THOUSANDS OF TONNES)           163.0    124.7    149.4   166.8     603.9     150.6     198.5    201.6    198.8     749.5

PRODUCTION (IN THOUSANDS OF TONNES)      160.9    119.4    138.3   174.0     592.6     150.0     197.3    201.8    198.1     747.2

Average sales revenue per tonne
(in dollars)                           $   904  $   858  $   787 $   703  $    810  $    604  $    564  $   581  $   606  $    588
Average cost of sales per tonne
(in dollars) (1)                       $   621  $   632  $   643 $   606  $    624  $    653  $    581  $   551  $   591  $    590

BENCHMARK PRICE (US$ PER TONNE) (2)
Newsprint 48.8 gsm, West Coast
Delivery                               $   607  $   623  $   572 $   508  $    578  $    462  $    440  $   452  $   472       456


PULP AND CONTAINERBOARD
Sales                                  $ 177.7  $ 123.1  $ 106.4 $  83.6  $  490.8  $   92.5  $  109.6  $ 122.0  $ 110.2  $  434.3
Less: inter-segment sales                (22.5)   (17.8)   (21.2)  (11.7)    (73.2)    (29.6)    (32.7)   (41.6)   (41.2)   (145.1)
                                       ---------------------------------  --------  ------------------------------------  --------
Net sales                              $ 155.2  $ 105.3  $  85.2 $  71.9  $  417.6  $   62.9  $   76.9  $  80.4  $  69.0  $  289.2
                                       ---------------------------------  --------  ------------------------------------  --------
EBITDA                                 $  33.6  $ (12.2) $   3.2 $  (2.6) $   22.0  $  (16.1) $   (0.1) $  16.3  $  (0.6) $   (0.5)
EBITDA margin (%)                         21.6    (11.6)     3.8    (3.6)      5.3     (25.6)     (0.1)    20.3     (0.9)     (0.2)

SALES (IN THOUSANDS OF TONNES)
Pulp                                     184.3    156.7    127.4    99.9     568.3      85.8     107.6     97.7     90.1     381.2
Containerboard                            23.6     21.5     27.2    28.8     101.1      25.1      30.2     28.9     27.5     111.7
                                       ---------------------------------  --------  ------------------------------------  --------
                                         207.9    178.2    154.6   128.7     669.4     110.9     137.8    126.6    117.6     492.9
                                       ---------------------------------  --------  ------------------------------------  --------

PRODUCTION (IN THOUSANDS OF TONNES)
Pulp                                     168.4    155.3    109.4   105.7     538.8      80.4     101.8     98.3     93.8     374.3
Containerboard                            24.7     25.4     27.4    24.1     101.6      27.0      27.6     29.9     29.6     114.1
                                       ---------------------------------  --------  ------------------------------------  --------
                                         193.1    180.7    136.8   129.8     640.4     107.4     129.4    128.2    123.4     488.4
                                       ---------------------------------  --------  ------------------------------------  --------

Average sales revenue per tonne
(in dollars)                           $   747  $   591  $   551 $   559  $    624  $    567  $    558  $   635  $   587  $    587
Average cost of sales per tonne
(in dollars) (1)                       $   568  $   632  $   500 $   546  $    565  $    681  $    534  $   479  $   559  $    559

BENCHMARK PRICE (US$ PER TONNE) (2)
NBSK pulp                              $   660  $   545  $   457 $   463  $   531   $    443  $    457  $   485  $   447  $    458


(1) Average cost of sales per tonne for these purposes excludes selling, general and administrative costs and depreciation and amortization.

(2)  Benchmark prices are sourced from RISI.

                           NORSKE SKOG CANADA LIMITED

--------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS         THREE MONTHS ENDED                      YEAR ENDED
                                                                     DECEMBER 31                         DECEMBER 31
unaudited                                                   --------------------------------   ---------------------------------
(in millions of dollars, except where otherwise stated)         2002             2001               2002             2001
--------------------------------------------------------------------------- ----------------   ---------------- ----------------
                                                                              (RESTATED -                         (RESTATED -
                                                                                NOTE 2)                             NOTE 2)

NET SALES                                                   $       405.6    $       412.8      $     1,482.3    $     1,388.7
----------------------------------------------------------  --------------  ---------------    ---------------  ---------------

OPERATING EXPENSES
    Cost of sales                                                   377.0            342.5            1,360.4          1,114.2
    Selling, general and administrative                              18.3             16.2               65.3             63.6
    Depreciation and amortization                                    46.6             42.8              178.5            131.2
                                                            --------------  ---------------    ---------------  ---------------
                                                                    441.9            401.5            1,604.2          1,309.0
                                                            --------------  ---------------    ---------------  ---------------

OPERATING EARNINGS (LOSS)                                           (36.3)            11.3             (121.9)            79.7

FOREIGN EXCHANGE GAIN (LOSS) ON TRANSLATION OF
    LONG-TERM DEBT                                                    1.7             (6.2)              12.3            (17.1)

OTHER EXPENSE, NET (NOTE 4)                                          (0.6)            (6.5)             (13.3)           (40.2)

INTEREST EXPENSE                                                    (18.3)           (23.7)             (77.9)           (34.1)

INTEREST INCOME                                                       -                0.7                1.7             35.0
                                                            --------------  ---------------    ---------------  ---------------
EARNINGS (LOSS) BEFORE INCOME TAXES                                 (53.5)           (24.4)            (199.1)            23.3
                                                            --------------  ---------------    ---------------  ---------------

INCOME TAX EXPENSE (RECOVERY)
    Current                                                           3.6              2.4               15.7              5.6
    Future (note 5)                                                 (19.8)           (14.8)             (91.5)           (26.8)
                                                            --------------  ---------------    ---------------  ---------------
                                                                    (16.2)           (12.4)             (75.8)           (21.2)
                                                            --------------  ---------------    ---------------  ---------------

NET EARNINGS (LOSS)                                         $       (37.3)   $       (12.0)     $      (123.3)   $        44.5

RETAINED EARNINGS, BEGINNING OF PERIOD, RESTATED
    (NOTE 2)                                                        277.4            375.4              363.4            902.6

SPECIAL DISTRIBUTION                                                  -                -                  -             (546.5)
DIVIDENDS                                                             -                -                  -              (37.2)
                                                            --------------  ---------------    ---------------  ---------------

RETAINED EARNINGS, END OF PERIOD                            $       240.1    $       363.4      $       240.1    $       363.4
                                                            ==============  ===============    ===============  ===============

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
    (IN DOLLARS)                                            $       (0.18)   $       (0.07)     $       (0.64)   $        0.32

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
    (IN MILLIONS)                                                   205.9            174.8              193.4            141.1

                           NORSKE SKOG CANADA LIMITED

-----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS                                                                             AS AT
                                                                                         ------------------------------------
                                                                                            DECEMBER 31       DECEMBER 31
unaudited (in millions of dollars)                                                              2002             2001
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                              (RESTATED -
                                                                                                                 NOTE 2)

ASSETS
    Current assets
      Cash and short-term investments                                                     $          -      $        104.8
      Marketable securities                                                                          -                34.4
      Accounts receivable                                                                          277.3             303.1
      Inventories                                                                                  242.7             230.5
      Prepaid expenses                                                                               9.2               4.1
                                                                                          ---------------   --------------
                                                                                                   529.2             676.9
    Fixed assets                                                                                 2,326.6           2,416.4
    Other assets                                                                                    37.7              56.5
                                                                                          ---------------   --------------
                                                                                          $      2,893.5    $      3,149.8
                                                                                          ===============   ==============
LIABILITIES
    Current liabilities
      Accounts payable and accrued liabilities                                            $        288.8    $        285.6
      Current portion of long-term debt (note 6)                                                     -                10.7
                                                                                          ---------------   --------------
                                                                                                   288.8             296.3
    Long-term debt (note 6)                                                                        886.2           1,163.9
    Other long-term obligations                                                                    188.3             152.6
    Future income taxes                                                                            397.0             492.0
    Deferred credits                                                                                 8.5               8.5
                                                                                          ---------------   --------------
                                                                                                 1,768.8           2,113.3
                                                                                          ---------------   --------------
SHAREHOLDERS' EQUITY
                                                                                                   884.6             673.1
    Share capital (note 7)
    Retained earnings                                                                              240.1             363.4
                                                                                          ---------------   --------------
                                                                                                 1,124.7           1,036.5
                                                                                          ---------------   --------------
                                                                                          $      2,893.5    $      3,149.8
                                                                                          ===============   ==============

ON BEHALF OF THE BOARD


(SIGNED) "RUSSELL J. HORNER"                    (SIGNED) "WILLIAM P. ROSENFELD"
DIRECTOR                                        DIRECTOR

                           NORSKE SKOG CANADA LIMITED

----------------------------------------------------------------------------------------------------------------------------
                                                                  THREE MONTHS ENDED                   YEAR ENDED
CONSOLIDATED STATEMENTS OF CASH FLOWS                                 DECEMBER 31                     DECEMBER 31
                                                            -------------------------------- -------------------------------
unaudited (in millions of dollars)                                 2002            2001             2002           2001
-------------------------------------------------------------------------------------------- -------------------------------
                                                                             (RESTATED -                      (RESTATED -
                                                                               NOTE 2)                          NOTE 2)

CASH PROVIDED (USED) BY

OPERATIONS

    Net earnings (loss)                                      $       (37.3) $       (12.0)    $     (123.3)  $        44.5
    Items not requiring (providing) cash
      Depreciation and amortization                                   46.6           42.8            178.5           131.2
      Future income taxes                                            (19.8)         (14.8)           (91.5)           (7.7)
      Increase (decrease) in other long-term obligations               4.9           (4.8)            12.0             4.9
      Gain on sale of marketable securities (note 4)                   -              -               (4.8)            -
      Foreign exchange loss (gain) on translation of
        long-term debt                                                (1.7)           6.2            (12.3)           17.1
      Loss on sale of Mackenzie pulp operations (note 4)               -              -                -              31.4
      Write-off of deferred financing costs                            -              -               15.8             -
      Other                                                            2.7            3.4              1.5             7.5
                                                             ----------------------------    -----------------------------
                                                                      (4.6)          20.8            (24.1)          228.9
                                                             ----------------------------    -----------------------------

    Change in non-cash working capital
      Accounts receivable                                             29.7           35.2             30.4            59.2
      Inventories                                                     (2.4)          11.8            (13.0)           52.3
      Prepaid expenses                                                10.2            6.4             (4.9)            6.3
      Accounts payable and accrued liabilities                        23.7          (23.3)             9.0           (80.5)
                                                             ----------------------------    -----------------------------
                                                                      61.2           30.1             21.5            37.3
                                                             ----------------------------    -----------------------------

    Cash provided (used) by operations                                56.6           50.9             (2.6)          266.2
                                                             ----------------------------    -----------------------------

INVESTING

    Acquisition of business                                            -              -                -             (74.1)
    Additions to fixed assets                                        (41.7)         (30.6)           (82.2)          (92.7)
    Proceeds from sale of marketable securities (note 4)               -              -               39.2             -
    Proceeds from sale of Mackenzie pulp operations                    -              -                -             103.8
    Proceeds from sale of fixed assets                                 -              -                1.5             0.7
    Increase (decrease) in other long-term obligations                (0.2)           -                3.2             -
    Decrease (increase) in other assets                               (1.8)           0.6             (4.4)            1.6
                                                             ----------------------------    -----------------------------
                                                                     (43.7)         (30.0)           (42.7)          (60.7)
                                                             ----------------------------    -----------------------------

FINANCING

    Special distribution                                               -              -                -          (1,490.3)
    Increase (decrease) in revolving loan (note 6)                   (12.7)           -              119.1             -
    Issue of long-term debt (note 6)                                   -              0.5              -             768.7
    Repayment of long-term debt (note 6)                               -             (2.8)          (386.7)         (240.9)
    Issue of common shares, net of share issue costs (note 7)         (0.2)           -              208.1             -
    Financing costs                                                    -             (2.3)             -             (30.7)
    Dividends paid                                                     -              -                -             (37.2)
                                                             ----------------------------    -----------------------------
                                                                     (12.9)          (4.6)           (59.5)       (1,030.4)
                                                             ----------------------------    -----------------------------

CASH, INCREASE (DECREASE) DURING PERIOD (1)                            -             16.3           (104.8)         (824.9)
CASH, BEGINNING OF PERIOD (1)                                          -             88.5            104.8           929.7
                                                             ----------------------------    -----------------------------

CASH, END OF PERIOD (1)                                      $         -    $       104.8     $        -     $       104.8
                                                             ============================    =============================


SUPPLEMENTAL INFORMATION

    Income taxes paid                                        $         2.1            2.2             12.8             5.0
    Non-cash consideration for acquisition of business                 -              -                -             354.3
    Non-cash proceeds from sale of Mackenzie pulp
      operations (note 4)                                              -              -                -              34.6
    Net interest paid (received)                                      17.2            3.6             77.1           (19.9)


(1)  Cash includes cash and short-term investments.

                           NORSKE SKOG CANADA LIMITED

--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
unaudited (in millions of dollars, except where otherwise stated)
--------------------------------------------------------------------------------

1.   BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Norske Skog Canada Limited ("the Company" or "NorskeCanada") and from their respective dates of acquisition of control or formation, its wholly-owned subsidiaries and partnership. The Company's 50.1% proportionate share of Powell River Energy Inc. ("PREI"), a joint venture between Great Lakes Power Inc. ("Great Lakes") and the Company, is accounted for using the proportionate consolidation method. All inter-company transactions and amounts have been eliminated on consolidation.

     The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles on a basis consistent with those followed in the most recent audited annual consolidated financial statements, except as described in notes 2 and 3 below. These unaudited interim consolidated financial statements do not include all information and note disclosures required by Canadian generally accepted accounting principles for annual financial statements, and therefore should be read in conjunction with the December 31, 2001 audited consolidated financial statements and the notes below.

2.   SIGNIFICANT ACCOUNTING POLICIES

     FOREIGN CURRENCY AND DERIVATIVES

     Effective January 1, 2002, the Company adopted the Canadian Institute of Chartered Accountants' ("CICA") revised Handbook Section 1650, FOREIGN CURRENCY TRANSLATION. The revised standard eliminates the deferral and amortization of foreign currency translation gains and losses on long-lived monetary items. The revised standard also requires disclosure of these foreign exchange gains and losses.

     The Company hedges a portion of its long-term debt denominated in US currency using forward contracts. Gains or losses on translation of long-term debt hedged by forward contracts are offset by the gains or losses on the translation of the forward contracts to the current foreign exchange spot rates. The difference between the spot foreign exchange rate and the forward foreign exchange rate at the date of acquiring a forward contract is deferred and amortized to earnings on a straight-line basis over the term of the contract.

     The revised standard has been applied retroactively, with restatement of prior periods, resulting in a reduction to amounts previously reported at December 31, 2001 for other assets of $17.1 million, future income taxes of $3.0 million, and retained earnings of $14.1 million. The restatement of prior year earnings resulted in a loss on translation of long-term debt of $17.1 million and an income tax recovery of $3.0 million. For the quarter ended December 31, 2001, the restatement resulted in a loss on translation of long-term debt of $6.2 million and an income tax recovery of $1.1 million relating to unrealized foreign currency exchange losses previously deferred, and a charge to retained earnings of $5.1 million.

     STOCK OPTION PLANS

     Effective January 1, 2002, the Company adopted the CICA's new Handbook
     Section 3870, STOCK-BASED COMPENSATION AND OTHER STOCK-BASED PAYMENTS. Under the new standard, stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after January 1, 2002, are accounted for using the fair value based method. No compensation cost is required to be recorded for all other stock-based employee compensation awards. Consideration paid by employees on the exercise of stock options is recorded as share capital and contributed surplus. The Company discloses the pro forma effect of accounting for these awards under the fair value based method (see note 9). The adoption of this new standard has resulted in no changes to amounts previously reported.

3.   SEGMENTED INFORMATION

     The Company operates in three business segments:

          Specialties - manufacture and sale of groundwood specialty printing papers
          Newsprint - manufacture and sale of newsprint
          Pulp and containerboard - manufacture and sale of softwood pulps and containerboard

     Subsequent to December 31, 2001, the Company segregated its newsprint activities from those relating to groundwood specialty printing papers and reports the results of these activities separately as the Newsprint and Specialties segments. Segment information for prior periods has been restated to reflect this change.

     The segments are managed separately and all manufacturing facilities are located in Canada.

                           NORSKE SKOG CANADA LIMITED

--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
unaudited (in millions of dollars, except where otherwise stated)
--------------------------------------------------------------------------------

SEGMENTED FINANCIAL INFORMATION

                                                               PAPER
                                        -------------------------------------------------
                                                                                                 PULP AND
                                        SPECIALTIES       NEWSPRINT          SUBTOTAL         CONTAINERBOARD          TOTAL
                                        ------------------------------------------------------------------------------------------
THREE MONTHS ENDED DECEMBER 31, 2002

      Net sales (1)                     $ 216.1             120.5              336.6               69.0              405.6
      Depreciation and amortization        23.5              16.3               39.8                6.8               46.6
      Operating earnings (loss)            (9.6)            (19.3)             (28.9)              (7.4)             (36.3)
      Capital expenditures                 15.9              12.1               28.0               13.7               41.7

THREE MONTHS ENDED DECEMBER 31, 2001

      Net sales (1)                       223.6             117.3              340.9               71.9              412.8
      Depreciation and amortization        17.2              15.2               32.4               10.4               42.8
      Operating earnings (loss)            28.1              (3.8)              24.3              (13.0)              11.3
      Capital expenditures                 10.4               9.8               20.2               10.4               30.6

YEAR ENDED DECEMBER 31, 2002

      Net sales (1)                       752.5             440.6            1,193.1              289.2            1,482.3
      Depreciation and amortization        84.7              63.4              148.1               30.4              178.5
      Operating earnings (loss)            (5.0)            (86.0)             (91.0)             (30.9)            (121.9)
      Capital expenditures                 42.8              19.5               62.3               19.9               82.2

YEAR ENDED DECEMBER 31, 2001

      Net sales (1)                       481.9             489.2              971.1              417.6            1,388.7
      Depreciation and amortization        35.0              48.4               83.4               47.8              131.2
      Operating earnings (loss)            68.2              37.3              105.5              (25.8)              79.7
      Capital expenditures                 22.9              31.3               54.2               38.5               92.7


(1) Pulp and containerboard net sales are stated net of inter-segment pulp sales of $41.2 million for the three months ended December 31, 2002 ($11.7 million - three months ended December 31, 2001) and $145.1 million for the year ended December 31, 2002 ($73.2 million - year ended December 31,
     2001).

4.    OTHER EXPENSE, NET

      Other expense, net is comprised of the following:

                                                                    THREE MONTHS ENDED                YEAR ENDED
                                                                        DECEMBER 31                   DECEMBER 31
                                                                --------------------------     -------------------------
                                                                   2002           2001            2002          2001
                                                                --------------------------     -------------------------
      Write-off of deferred financing costs                      $     -        $     -         $   15.8      $     -
      Gain on sale of marketable securities                            -              -             (4.8)           -
      Loss on sale of Mackenzie pulp operations                        -              -               -           31.4
      Provision for credit risk on commodity swaps                     -             6.5              -            6.5
      Other                                                           0.6             -              2.3           2.3
                                                                 ---------      ---------       ---------     ---------
                                                                 $    0.6       $    6.5        $   13.3      $   40.2
                                                                 =========      =========       =========     =========


     The write-off of deferred financing costs was associated with term and operating credit facilities that were repaid in May 2002 and July 2002 respectively (note 6).

     On June 15, 2001, the Company sold its Mackenzie pulp operations for net proceeds of $138.4 million and a loss of $19.0 million, net of tax recovery of $12.4 million. The net proceeds included 1,750,000 shares of Pope and Talbot Inc., which had a market value of $34.6 million on the closing date. The Company disposed of these shares on March 28, 2002 for net proceeds of $39.2 million and a gain of $4.8 million.

                           NORSKE SKOG CANADA LIMITED

--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
unaudited (in millions of dollars, except where otherwise stated)
--------------------------------------------------------------------------------


5.   FUTURE INCOME TAXES

     Income tax recovery for the year ended December 31, 2002 includes a non-cash recovery of $9.7 million relating to a change in the estimate of the income tax liability for prior years. For the year ended December 31, 2001, income tax recovery included a release of future income taxes of $22.8 million related to a reduction in provincial corporate income taxes, and $16.1 million in connection with the utilization of acquired tax losses.

6.   LONG-TERM DEBT

     The Company's long-term debt, including current maturities, is as follows:

                                                                                                   AS AT           AS AT
                                                                                               DEC. 31, 2002    DEC. 31, 2001
                                                                                               -------------    -------------
          RECOURSE
              Senior notes, 8.625% due June 2011 (US$250.0 million)                            $     394.9      $     398.2

              Senior notes, 10% due March 2009 (US$200.0 million)                                    335.0            340.7
                                                                                               -------------    -------------
                                                                                                     729.9            738.9
              Revolving operating loan of up to $350.0 million, due July 2005, with interest at CDN prime rate/US base rate plus 1.25%, or LIBOR/BA
                rate plus 2.25%, at the Company's option.                                            118.7               -

              Term loan, due June 2006, with interest at CDN prime rate/US base rate plus 1.25%, or LIBOR/BA rate plus 2.25%, at the Company's
                option                                                                                -                72.2

              Term loan, due August 2007, with interest at US prime rate plus
                1.75%, or LIBOR plus 2.75%, at the Company's option (US$199.0
                million)                                                                              -               316.9
                                                                                               -------------    -------------
                                                                                                     848.6          1,128.0
                                                                                               -------------    -------------
          NON-RECOURSE (PREI)
              First Mortgage Bonds, 6.387% due July 2009                                              37.6              -

              Term loan (senior debt), due August 2002, with interest at CDN prime rate/US base rate plus 0.25%, or LIBOR/BA rate plus 1.25%, at the
                Company's option                                                                      -                35.1

              Term loan (junior debt), due August 2002, with interest at BA rate
                plus 3.5%                                                                             -                11.5
                                                                                               -------------    -------------
                                                                                                      37.6             46.6
                                                                                               -------------    -------------
              Total long-term debt                                                                   886.2          1,174.6
              Less:  Current portion                                                                  -               (10.7)
                                                                                               -------------    -------------
                                                                                               $     886.2      $   1,163.9
                                                                                               =============    =============

     On May 28, 2002, the Company repaid the outstanding balance on its term loans and used the proceeds from an equity offering (note 7), together with cash on hand and drawings on its then existing credit facilities, to fund the repayment.

     On July 19, 2002, the Company replaced its then existing revolving credit facility with a new $350 million revolving operating loan. Substantially all of the assets of the Company are pledged as security under the new revolving loan and the revolving loan's availability is determined by a borrowing base, calculated on accounts receivable and inventory balances, and includes a covenant to maintain the debt/capitalization ratio below 60%. An interest coverage covenant is applicable in certain circumstances if the Company incurs secured debt other than under its revolving operating loan. No such debt has been incurred. At December 31, 2002, the unused portion of the revolving operating loan available to the Company, after giving effect to outstanding letters of credit, was $183.1 million.

     As at December 31, 2002, the Company remained in compliance with the covenants under both its credit facilities and bond indentures. However, the Company's Consolidated Fixed Charge Ratio was below the 2.0:1 threshold of the bond indentures, which, while not constituting a default, does prohibit the payment of dividends and limits the amount of additional debt that can be incurred outside of the existing credit facilities.

     On July 24, 2002, PREI refinanced its debt by issuing $75.0 million of First Mortgage Bonds due July 2009. The First Mortgage Bonds are secured by a pledge of substantially all the assets of PREI. As part of the refinancing, the Company and Great Lakes each advanced $7.5 million to PREI. The Company drew $7.5 million from its revolving operating loan to finance its advance.

7.   SHARE CAPITAL

     On May 28, 2002, the Company issued 31,100,000 common shares for net cash proceeds of $208.1 million. The Company used the funds to repay its term debt (note 6).

                                                       AS AT DECEMBER 31, 2002       AS AT DECEMBER 31, 2001
                                                    ------------------------------ -----------------------------
                                                        SHARES            $           SHARES            $
                                                    ------------------------------ -----------------------------
      Continuity of common shares:
        Beginning of period                            174,810,132       673.1       124,189,252     1,262.6
        Special distribution                              -               -              -            (943.8)
        Common shares issued                            31,100,000       217.7        50,620,880       354.3
        Share issue costs (net of income tax
           recovery of $3.4 million)                      -               (6.2)          -              -
                                                    ---------------  ------------- -------------- --------------
        End of period                                  205,910,132       884.6       174,810,132       673.1
                                                    ===============  ============= ============== ==============

                           NORSKE SKOG CANADA LIMITED

--------------------------------------------------------------------------------
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
unaudited (in millions of dollars, except where otherwise stated)
--------------------------------------------------------------------------------

8.   FINANCIAL INSTRUMENTS

     The Company uses financial instruments to reduce its exposure to foreign currency and price risk associated with its revenues, energy costs and long-term debt. The Company also uses interest rate swaps to reduce its exposure to changes in long-term fixed interest rates associated with its senior notes.

     REVENUE AND COST HEDGING INSTRUMENTS

     Foreign currency options and forward contracts outstanding to sell US dollars were as follows:

AS AT DECEMBER 31, 2002:
                                                Options
                        -----------------------------------------------------
                                 Floor                     Ceiling                  Forward Contracts
                        -----------------------------------------------------  ---------------------------
                                       Average                     Average
Term                    US$Millions      Rate       US$Millions      Rate        US$Millions       Rate
-----------------------------------------------------------------------------  ---------------------------
0 to 12 months            $   297       1.5595        $   285       1.6095          $   118       1.5330
13 to 24 months           $   133       1.5695        $   127       1.6263          $    38       1.6123


AS AT DECEMBER 31, 2001:
                                                Options
                        -----------------------------------------------------
                                 Floor                     Ceiling                  Forward Contracts
                        -----------------------------------------------------  ---------------------------
                                       Average                     Average
Term                    US$Millions      Rate       US$Millions      Rate        US$Millions       Rate
-----------------------------------------------------------------------------  ---------------------------
0 to 12 months            $    96       1.5344        $    96       1.6020          $   389       1.5229
13 to 24 months           $    51       1.5277        $    51       1.5787          $    81       1.5105


     At December 31, 2002, no commodity price hedging instruments for product sales of the Company were outstanding. The Company has an oil swap to purchase 240,000 bbls at a contract rate of US$23.74 settling between November 2003 and March 2004.

     LONG-TERM DEBT HEDGING INSTRUMENTS

     The Company has forward foreign exchange contracts to acquire US dollars totalling US$349.0 million over a 5-year period at rates averaging 1.5701. In addition, the Company has entered into cancellable and non-cancellable interest rate swaps on US$105.0 million under which it will receive a fixed rate receipt at 8.625% and pay a floating rate averaging LIBOR plus 2.51%. The termination dates are June 15, 2009 and June 15, 2011, and the cancellation dates range from June 15, 2005 to June 15, 2008.

9.   STOCK-BASED COMPENSATION

     The Company applies settlement accounting for recording share options granted to directors, officers and employees. If the fair value method had been used to determine compensation cost for share options granted to directors, officers and employees, the Company's net loss and loss per share would have been as follows:

                                                           Three months ended                 Year ended
                                                           December 31, 2002               December 31, 2002
                                                        -------------------------      --------------------------

              Net loss:
                As reported                                        (37.3)                         (123.3)
                Pro forma                                          (37.6)                         (123.9)

              Net loss per common share:
                As reported                                        (0.18)                          (0.64)
                Pro forma                                          (0.18)                          (0.64)

     The fair value of share ooptions was estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                           Three months ended                 Year ended
                                                           December 31, 2002               December 31, 2002
                                                        -------------------------      --------------------------

             Risk-free interest rate (%)                            5.0                            5.0
             Annual dividends per share                             Nil                            Nil
             Expected stock price volatility (%)                   27.3                           27.3
             Average fair value of options granted                $1.75                          $1.75

     The average expected life of the options used in the option pricing model was determined as four years.

10.  COMPARATIVE FIGURES

     Certain comparative figures have been reclassified to conform with the presentation adopted for the current period.